UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS DREMAN VALUE INCOME EDGE FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
ROBERT H. DANIELS
GREGORY R. DUBE
WILLIAM J. ROBERTS
LYNN D. SCHULTZ

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2

Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2010 annual meeting of shareholders (the “Annual Meeting”) of DWS Dreman Value Income Edge Fund, Inc. (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  Presentation to shareholders:

Western Investment LLC

DWS Dreman Value Income Edge Fund
(DHG)
Investor Presentation

Annual Meeting – May 24, 2010

Western Investment LLC

- Western and the other participants own approximately 11.5% of the outstanding shares of the Fund.
- We are seeking to elect four wholly independent directors to the DHG board.
- Our nominees have no affiliation with other Deutsche funds and no allegiance to the Fund's manager.
- We also seek support for our stockholder proposal to declassify the DHG board. The annual election of directors is a provision endorsed by the Council of Institutional Investors, an organization with over $3 trillion in assets.

Western Investment LLC

- **Our Goals:**
  - DUMP DEUTSCHE! Replace the Fund's current investment advisor, with an acceptable advisor, unaffiliated with Deutsche or Western.
  - Improve DHG's discount to Net Asset Value by aggressively repurchasing shares at a discount.
  - **Based upon past numerous failures in corporate governance, we do not believe Deutsche Investment Americas Inc. or any of its affiliates (collectively, "Deutsche") should be associated with this Fund or any other closed-end fund.**

Independent Stockholder Representation is Required

- Incumbent directors serve on the Boards of, and are compensated by, at least 125 other Deutsche funds – they each collect at least $200,000/year from Deutsche for their service with the other funds Some have served Deutsche for over 20 years.
- Average tenure with Deutsche + 13.5 years
- We are concerned that Deutsche Asset Management, which is supposed to be protecting fund investors, is instead being sued by them.

Independent Stockholder Representation is Required

- Complacency becomes complicity - Current directors seem to hold allegiance to Deutsche, not DHG's shareholders, and they behave as such.
- They have not, and cannot, properly and effectively serve DHG's shareholders – evidence:
  - Continued support for the retention of Deutsche as the Fund's advisor despite repeated censures from the SEC, run ins with other regulatory bodies and shareholder lawsuits.

Independent Stockholder Representation is Required

- GCS litigation – Western Investment is an investor in DWS Enhanced Commodity Strategy Fund, Inc. (GCS).
- Western's nominees won the vote at the GCS October 2008 annual meeting. GCS, like DHG and other DB funds, has a majority of outstanding shares vote required for election of directors, not waived for contested elections.
- Western's nominees were not seated and the Deutsche incumbents (the same directors as DHG) continue to serve.
- GCS refused to hold an annual meeting in 2009. The next is scheduled for June 28, 2010 – virtually the last day before NYSE would delist and almost 2 years since last meeting.

Deutsche – SEC Censures

- They have run afoul of the Securities and Exchange Commission (the "SEC") and other regulatory bodies multiple times. Since 2003, Deutsche Asset Management has been the subject of no less than three SEC censures for serious violations.
    - Illegal mutual fund market timing practices,
    - Concealing trade steering and favorable commission arrangements with favored brokers
    - Essentially trading its "proxy" votes for banking business.

Regulatory and civil actions

- Deutsche's self-interested actions have resulted in, among other things:
  - A $250 million agreement with the NYS Attorney General to compensate those injured by its market-timing activities
  - Numerous civil suits related to market-timing
  - Suit re failure to disclose risks in liquidated funds (SRQ and SRO) which lost 88 and 95% of value and were likely facing a losing shareholder vote
  - Suit and settlement with the SEC re auction rate securities

Still More Legal Difficulties

- West Virginia Securities Commission cease and desist re auction rate securities
- SEC settlement re misrepresentations made re auction rate securities
- Suit to force annual meeting at GCS, a sister fund.

Dump Deutsche!

- Checkered regulatory history
- Instituted absolute majority vote at DHG and other Deutsche closed end funds without a shareholder vote
- Outright refusal, until sued by Western Investment, to allow shareholder vote at GCS
- Object of numerous shareholder lawsuits
- Dismal operating performance
- Lackey board
- Help us dump them.

Deutsche – Abysmal Performance

- DHG has consistently underperformed competitive funds and market indices.
- With dividends, DHG has had a negative (-19.19%) annualized return.
- $2 of every $3 gone since inception
- An uncritical board, willing to accept abysmal results year after year, fails its prime function – to push for performance on shareholders' behalf. Independent shareholder representation is needed NOW.

DHG's Discounted Market Value

- A price that fluctuates around NAV is acceptable.
- Average discount of 14.3% to NAV is a disgrace.
- DHG frequently trades at the bottom 1% of all domestic closed end funds in terms of discount to NAV.
- Consistently penalizing investors $1 dollar in $7 for the privilege of exiting the Fund is a disgrace.
- We believe the depth and persistence of this discount reflects the market's expectation that Deutsche, and its lackey board, will do nothing about it.

Discounted Market Value

The Board seems to have forgotten, or ignored, language in the original prospectus addressing the market discount problem:

"The Fund's board of directors has determined that it will from time to time consider taking action to attempt to reduce or eliminate any discount" and that it would annually consider "action either to repurchase shares of the common stock in the open market or to make a tender offer for shares of the common stock at their net asset value."

Repurchases have historically been tiny. Increased lately, we believe, only due to pressure from Western Investment's activism.

DHG Discount to NAV Over Time

Average discount - 7/27/07 to 4/2/10 was -17.3%, Bottom 1% of 549 Funds

Quarter Ending	%(Discount) to NAV
31-Dec-06	5.24
31-Mar-07	-0.79
30-Jun-07	-8.28
30-Sep-07	-15.33
31-Dec-07	-14.98
31-Mar-08	-13.65
30-Jun-08	-12.83
30-Sep-08	-19.73
31-Dec-08	-19.6
31-Mar-09	-24.28
30-Jun-09	-23.48
30-Sep-09	-17.67
31-Dec-09	-16.53
31-Mar-10	-12.2

DHG Discount vs Closed End Funds


DHG Premium/Discount Percentile Rank
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
11/24/2006
1/24/2007
3/24/2007
5/24/2007
7/24/2007
9/24/2007
11/24/2007
1/24/2008
3/24/2008
5/24/2008
7/24/2008
9/24/2008
11/24/2008
1/24/2009
3/24/2009
5/24/2009
7/24/2009
9/24/2009
11/24/2009
1/24/2010
3/24/2010

Share Repurchase Program

The steep discount is a problem for any shareholder seeking to sell his shares. There is a simple remedy that benefits all shareholders. The analysis below assumes the company buys back a fixed percentage (5%-29%) of the trading volume each week at the weekly discount when the weekly discount is 3% or greater. Buying back shares at a discount results in NAV accretion --- increased NAV per share.

The ROE analysis assumes an 8.0% base ROE (other ROE's provide similar results). Given an increased NAV per share and a positive expected return on that NAV, the expected ROE per share increases as well (= % NAV increase * ROE). This increase in earnings is only partially offset by per-share expense increases due to allocation of fixed costs over a smaller number of shares.

The expense analysis and assumptions associated with share reductions are derived from the most recent publicly available financials and are listed on the next page.

Share Repurchase Program

The table below illustrates what can be done:

Impact of Additional Share BuyBack on NAV					
Percentage of volume purchased	Number of additional shares bought back	% of currently outstanding shares bought back	Weighted average buyback discount	% NAV accretion	NAV with buyback accretion
0%	-	0.00%	-16.48%	0.00%	$14.95
5%	4,397,129	17.04%	-16.48%	3.39%	$15.46
10%	8,794,258	34.09%	-16.48%	8.52%	$16.22
15%	13,191,386	51.13%	-16.48%	17.24%	$17.53
25%	21,985,644	85.22%	-16.48%	95.00%	$29.15
29%	25,503,347	98.85%	-16.48%	1416.52%	$226.72

Impact of Additional Share BuyBack on Per-Share Return on Equity (ROE)					
Percentage of trading volume purchased	$ NAV Accretion	Gross $ earnings increase ($ NAV Accretion x ROE)	Per-share expense increase	Net EPS increase after fees	EPS after buyback
0%	-	-	-	$0.000	$1.196
5%	$0.51	$0.041	$0.014	$0.026	$1.222
10%	$1.27	$0.102	$0.036	$0.065	$1.261
15%	$2.58	$0.206	$0.074	$0.132	$1.328
25%	$14.20	$1.136	$0.407	$0.729	$1.925
29%	$211.77	$16.942	$6.065	$10.877	$12.073

Basic assumptions	
DHG NAV (4/09/10)	$14.95
Expected portfolio ROE	8%
Base $/share ROE = NAV x Expected ROE	$1.196

Dump Deutsche!

- The Fund's current directors collect paychecks from at least 125 other Deutsche funds.
- Their average tenure with Deutsche is over 13 years.
- Only one director owns any shares of the Fund's stock.

We believe that DHG shareholders deserve a board whose interests are aligned with DHG stockholders *and not influenced by many millions of dollars in payments from 125 other funds!*

Stockholders Deserve:

- A board that truly represents them.
- Directors whose interests are aligned with theirs.
- Effective, engaged oversight of the fund manager. A complicit board is valueless as a driver of management excellence.
- An amelioration of the persistent and overly deep discount to NAV at which DHG's shares have historically traded.

Our interests are aligned with all Stockholders

What we bring to the Board:

- Commitment to Good Governance.
- Ownership Representation in the Boardroom.
- Active, Engaged Advocacy.
- Talent, Expertise and Experience.
- No affiliation with Deutsche.
- **Focus on delivering full value, starting with an accretive program of share repurchases.**
- **Consideration of other alternatives.**

Our Plan

- Find an acceptable manager, unaffiliated with Deutsche or Western Investment, to take over management of the Fund, subject to shareholder approval.
- Authorize an accretive program of share repurchases when the discount to NAV rises above a set value [i.e. 3%-5%].
- Establish continuing ownership guidelines for directors.
- Establish procedures for unfettered communication between Fund shareholders and the Board.
- Form an Ethics Committee of the Board to monitor the advisor and its parent company to ensure that the full board is promptly apprised should any problems arise.

Our Nominees

- Highly Qualified
- Professional
- Accomplished
- Experienced

Robert H. Daniels

Emeritus Professor of Accounting at San Francisco State University, where he has taught Tax and Business Law courses since 1983 and has served as acting Department Chair, Director of the Graduate Tax Program and member of the University Budget Committee. Mr. Daniels' research interests include the problem of tax complexity and the prospects for simplification. Mr. Daniels also currently manages his own private tax consulting practice and has been a practicing California attorney since 1973. Mr. Daniels received his B.A. from Harvard College, with honors, a J.D. from Harvard Law School and his LLM in Taxation from Golden Gate University. Mr. Daniels' extensive accounting and tax knowledge and research and academic experience will provide valuable insight to the Board. Mr. Daniels has thirty years of experience as an investor in closed-end funds.

Gregory R. Dube

founder of Roseheart Associates ("Roseheart"), a private company that invests in securities and real estate, and has served as managing member and Chairman since its inception in 1997. From 1998 to 2002, Mr. Dube was at Alliance Capital, where he served as the head of the Global High Yield Group from 1999 to 2002. Before joining Alliance Capital, Mr. Dube was a partner at Donaldson, Lufkin & Jenrette, responsible for the Tax-Exempt Capital Markets Division. Mr. Dube has an extensive background in the credit securities markets, including experience with trading and selling credit instruments, including corporate, high-yield, private placement, mortgage, Euro and distressed debt and derivatives. Mr. Dube currently serves on the Advisory Committee of New England Realty Associates Limited Partnership (AMEX:NEN), a partnership engaged in the business of acquiring, developing, holding for investment, operating and selling real estate, and as a member of the executive committee of Navigare Partners, LLC. Mr. Dube received his A.B. from Harvard College and was a Rhodes Scholar Nominee. Mr. Dube's extensive investment experience, background in the credit securities markets and public board experience provides unique insight to the challenges and issues facing the Fund.

Arthur D. Lipson

has been managing private investment partnerships since 1995. He has been the sole managing member of Western Investment, which has acted as the general partner, managing member or investment manager, as the case may be, of private investment partnerships in certain funds since 1997. Western Investment specializes in investing in undervalued companies. Mr. Lipson has additional substantial experience in sales and trading and research, including previously heading all fixed income research for Lehman Brothers and for Paine Webber, was a known leader in the industry, and created, among other things, the Lehman Brothers bond indices. From 2007 to 2008, Mr. Lipson served as a director of Pioneer Municipal and Equity Income Trust ("PBF"), during which time Mr. Lipson oversaw the elimination of a 17% discount to PBF's net asset value and the merger of PBF into Pioneer Tax Free Income Fund, an open-end fund. Mr. Lipson received a Masters of Science from Columbia University and a Bachelors of Science from the California Institute of Technology. Mr. Lipson's extensive investment experience, particularly with respect to closed-end funds, gives him strong insight into the challenges and issues facing the Fund.

William J. Roberts

has served as a Board Member of the League of Conservation Voters since 1990 and as its Chair since 2003. From 1990 to 1996, Mr. Roberts served as the Legislative Director of the Environmental Defense Fund ("EDF"). He served as EDF's Strategic Communications Director from 1996 to 1998. Mr. Roberts also served as the President and Executive Director of the Beldon Fund, a non-profit organization dedicated to supporting nonprofit advocacy organizations in building a national consensus to achieve and sustain a healthy planet, from 1998 to 2008. Mr. Roberts currently serves as the Director of U.S. Advocacy for the Atlantic Philanthropies (USA) Inc., a collection of charities operating in seven countries. Mr. Roberts has a Bachelors and Masters degree in Economics from Yale University and a J.D. from the University of Chicago. Mr. Roberts' management and board experience will provide valuable insight to the Board.

About Western Investment LLC

- An "ethical activist" investor since 2004, taking a public stance in connection with 32 issuers to date (listed in Appendix A)
- All completed activism situations have resulted is some significant pro-shareholder action by the company
- In every situation, the same result was available to all shareholders and Western did not benefit in any disproportionate way
- In no situation did Western accept "greenmail" or participate in any transaction not available to all other shareholders

VOTE THE GOLD PROXY

VOTE FOR THE SLATE THAT IS COMMITTED TO THE REALIZATION OF FAIR VALUE THROUGH CORPORATE DEMOCRACY.

Appendix A

- BPS Blackrock Pennsylvania Strategic Municipal Trust Fund
- BSD The Blackrock Strategic Municipal Trust
- DHG DWS Dreman Value Income Edge Fund
- FVD First Trust Value Line Dividend Fund
- GCS DWS Enhanced Commodity Strategy Fund
- GGT Gabelli Global Multimedia Trust
- HTD John Hancock Tax Advantaged Dividend Fund
- KHI Scudder High Income Trust
- KMM Scudder Multi-Market Income Trust
- KST Scudder Strategic Income Fund
- MCGC MCG Capital Corporation
- MZF MBIA/Claymore Managed Duration Investment Grade Municipal Fund
- NBO Neuberger Bergman New York Intermediate Municipal Fund
- NBW Neuberger Bergman California Intermediate Municipal Fund
- NDD Neuberger Berman Dividend Advantage Trust
- NHS Neuberger Berman High Yield Strategies Fund
- NOX Neuberger Berman Income Opportunity Fund
- NRI Neuberger Berman Realty Income Fund
- NRL Neuberger Berman Real Estate Income Fund
- NRO Neuberger Berman Real Estate Securities Income Fund
- PBF Pioneer Municipal and Equity Income Trust
- PPM Investment Grade Municipal Income Fund
- RIT LMP Real Estate Income Fund
- RTU Cohen & Steers REIT & Utility Fund
- SBF Salomon Brothers Fund
- SEL Seligman Select Municipal Fund
- SFO Sunset Financial Resources
- TY Tri-Continental Corporation
- TYW TS&W/Claymore Tax-Advantaged Balance Fund
- UTF Cohen & Steers Infrastructure Fund
- ZF Zweig Fund
- ZTR Zweig Total Return Fund